INTERGRAPH                                      Interoffice Memorandum
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                                                   Office of the CEO


Date:          January 24, 1994

To:            Damian Walters - Vice President

From:          Jim Meadlock

Subject:       Employment Agreement
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I am pleased to confirm to you the following employment agreement:

Appointment
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Beginning with January 1, 1994 you will be Executive Vice
President, Asia-Pacific Region.  You will report to Jim
Meadlock, CEO of Intergraph Corporation.

Responsibility
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As Executive Vice President, your responsibility will include the management of sales, marketing, and customer support services of the products offered by Intergraph Corporation. Your assigned territory will be the Asia-Pacific Region to include Singapore, Taiwan, Korea, China, Japan, Australia, New Zealand, Hong Kong and other Southeast Asia countries.

Remuneration
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Your base salary will be US$17,000 per month.  A housing
allowance of HK$67,500 per month will be paid. You will also be paid a quarterly bonus of 1/15th of 1% of all bookings received in your region during 1994.

Other Employment Confidentiality
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While employed by Intergraph, you are not permitted to enter employment with another firm, organization or company without written permission of the CEO of Intergraph Corporation.

If you terminate from Intergraph Corporation, voluntarily or involuntarily, you agree to treat as confidential all information pertaining to the business and interest of Intergraph Corporation.

Benefits
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You will be covered under and eligible to participate in the benefit plans in effect for Hong Kong according to the terms and conditions of the plans. Upon approval by the CEO, membership fees for an appropriate club will be reimbursed.

You will be provided a company automobile to be used in the performance of your duties.

You will be entitled to twenty (20) days vacation per calendar year. While on vacation, the company will reimburse the equivalent expenses for return airline passage for you and your family from Hong Kong to Australia. Vacation time should be approved by the CEO of Intergraph Corporation. Whenever possible, vacation time should be scheduled with a planned business trip.

Termination
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Your employment may be terminated by yourself or Intergraph
Corporation at any time for any reason.  Upon termination, two
(2) months' written notice prior to termination is required. Upon termination by Intergraph, you will also receive severance pay equal to one (1) month base salary and housing allowance (less applicable taxes) for each full calendar year of service. Bonus payments for orders will be determined as of the last day of work.

General
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Intergraph Corporation reserves the right to amend or modify this agreement as business conditions may dictate. Amendments or modifications to this Agreement must be in writing and signed by yourself and the CEO of Intergraph Corporation.

If the terms of this Agreement are acceptable, please sign in the space below:



/s/  Jim Meadlock                          1-30-94
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Jim Meadlock, CEO                          Date
Intergraph Corporation


/s/  Damian Walters                        27 Jan 1994
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Damian Walters, Executive Vice President   Date
Intergraph Asia Pacific